Exhibit 99.1

Acushnet Holdings Corp. Announces
Full Year and Fourth Quarter 2021 Financial Results,
Declares Increased Quarterly Cash Dividend
Full Year and Fourth Quarter 2021 Financial Results
•Full year net sales of $2,147.9 million, up 33.2% year over year, up 30.6% in constant currency
•Fourth quarter net sales of $420.6 million, flat year over year, up 1.4% in constant currency
•Full year net income attributable to Acushnet Holdings Corp. of $178.9 million, up 86.4% year over year
•Fourth quarter net loss attributable to Acushnet Holdings Corp. of $26.4 million, down 222.2% year over year
•Full year Adjusted EBITDA of $328.3 million, up 40.8% year over year
•Fourth quarter Adjusted EBITDA loss of $5.0 million, down 110.4% year over year
Cash Dividend
•Increased quarterly cash dividend by 9.1% to $0.18 per share, or $13.0 million in aggregate
FAIRHAVEN, MA – March 1, 2022 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the full year and fourth quarter ended December 31, 2021.
“We delivered tremendous results in 2021, including 33% net sales growth, higher adjusted EBITDA and $314 million in operating cash flow, all while navigating unprecedented supply chain challenges. These results supported a wide range of strategic investments in the business and expansion of our capital return to shareholders,” said David Maher, Acushnet’s President and Chief Executive Officer.
Mr. Maher continued, “Golf industry fundamentals are strong, our trade partners are healthy and channel inventories are generally lean. Looking forward, we are enthused by strong golfer participation and remain committed to continuous improvement and innovation in all areas of our business, with exciting new product launches planned in every category. Our new AVX, Velocity and TruFeel golf balls all feature new technology to help golfers of all levels play their best. New Vokey Design SM9 wedges provide golfers with the “ultimate in optionality” when choosing a wedge and Vokey wedges have been the most played wedge on the PGA Tour every year since 2004. The all-new FootJoy Fuel is the latest in athletic golf footwear innovation. New Titleist gear and KJUS apparel offerings will also feature key performance and design enhancements.
“Our results and product innovation underscore the Acushnet team’s passion for the game of golf and providing leading products for dedicated golfers. I am proud of our team and all they accomplished throughout the year under ever changing circumstances. While demand for Acushnet’s products remains strong, we expect that supply chain constraints will continue for the foreseeable future. I am confident that our dedicated team of Acushnet associates will continue to effectively navigate these challenges as we set out to provide leading service levels to our trade partners and golfers and deliver positive returns for our shareholders.”

Summary of Full Year 2021 Financial Results

	Year ended December 31,		Increase		Constant Currency Increase
(in millions)	2021	2020	$ change	% change	$ change	% change
Net sales	$2,147.9	$1,612.2	$535.7	33.2%	$493.4	30.6%
Net income attributable to Acushnet Holdings Corp	$178.9	$96.0	$82.9	86.4%
Adjusted EBITDA	$328.3	$233.2	$95.1	40.8%
Consolidated net sales for the full year increased 33.2%, or 30.6% on a constant currency basis, with sales volume increases across all reportable segments, as rounds of play and consumer demand for golf-related products remained elevated during 2021, coupled with the adverse impact of government-ordered shutdowns in the second quarter of 2020. Sales volume growth of products that are not allocated to one of our four reportable segments also contributed to the increase in net sales.
On a geographic basis, consolidated net sales in the United States increased 34.0% for the year. The increase in net sales in the United States was driven by an increase of $104.8 million in Titleist golf balls, an increase of $76.4 million in Titleist golf clubs, an increase of $76.0 million in FootJoy golf wear and an increase of $21.3 million in Titleist golf gear, all driven by the same factors discussed above.
Net sales in regions outside of the United States were up 32.4%, or 26.9% on a constant currency basis. The increase in net sales in all regions was primarily driven by increased sales across all reportable segments, also driven by the same factors discussed above.
Segment specifics:
The increase in net sales across all of our reportable segments was largely due to sales volume increases in each segment coupled with the adverse impact of government-ordered shutdowns in the second quarter of 2020. Additional segment commentary below.
•31.5% increase in net sales (29.2% increase on a constant currency basis) of Titleist golf balls, largely due to higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2021.
•31.8% increase in net sales (29.6% increase on a constant currency basis) of Titleist golf clubs. This increase was largely due to higher average selling prices across all product categories and higher sales volumes in all product categories except wedges. The decrease in sales volumes of wedges was primarily due to supply chain constraints.
•28.9% increase in net sales (25.8% increase on a constant currency basis) of Titleist golf gear. This increase was largely due to sales volume increases across all product categories.
•39.8% increase in net sales (36.6% increase on a constant currency basis) in FootJoy golf wear. This increase was largely due to increased sales volumes and higher average selling prices across all product categories.

Net income attributable to Acushnet improved by $82.9 million to $178.9 million, up 86.4% year over year, primarily as a result of an increase in income from operations, offset in part by an increase in income tax expense.
Adjusted EBITDA was $328.3 million, up 40.8% year over year. Adjusted EBITDA margin was 15.3% versus 14.5% for the prior year period.
Summary of Fourth Quarter 2021 Financial Results

	Three months ended December 31,		Increase/(Decrease)		Constant Currency Increase
(in millions)	2021	2020	$ change	% change	$ change	% change
Net sales	$420.6	$420.5	$0.1	—%	$5.7	1.4%
Net (loss) income attributable to Acushnet Holdings Corp	$(26.4)	$21.6	$(48.0)	(222.2)%
Adjusted EBITDA	$(5.0)	$48.1	$(53.1)	(110.4)%
Consolidated net sales for the quarter were unchanged on a percentage basis, increasing 1.4% on a constant currency basis, driven by an increase of $19.8 million in FootJoy golf wear primarily due to sales volume increases in apparel and footwear and an increase of $6.2 million in Titleist golf balls driven by our latest generation Pro V1 and Pro V1x golf balls. These increases were partially offset by a decrease of $23.6 million in Titleist golf clubs and a decrease of $0.9 million in Titleist golf gear. Supply chain constraints impacted sales volumes across all reportable segments. Sales volume growth of products that are not allocated to one of our four reportable segments also contributed to the increase in net sales.
On a geographic basis, consolidated net sales in the United States increased 3.1% in the quarter. The increase in net sales in the United States was due to an increase of $10.7 million in FootJoy golf wear and an increase of $5.4 million in Titleist golf balls, partially offset by a decrease of $11.1 million in Titleist golf clubs. Sales volume growth of products that are not allocated to one of our four reportable segments also contributed to the increase in net sales.
Net sales in regions outside the United States decreased 3.1%, down 0.4% on a constant currency basis, driven primarily by a decrease in net sales in Japan, partially offset by increases in net sales in Korea and EMEA. In Japan, the decrease in net sales was primarily due to decreased sales in Titleist golf clubs, partially offset by an increase in sales of FootJoy golf wear and Titleist golf balls. In Korea, the increase in net sales was primarily driven by increased sales in FootJoy golf wear, partially offset by a decrease in Titleist golf clubs. In EMEA, the increase in net sales was primarily due to increased sales in Titleist golf clubs.
Segment specifics:
•4.4% increase in net sales (5.2% increase on a constant currency basis) of Titleist golf balls, largely due to higher average selling prices and higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2021, partially offset by sales volume declines in our performance golf ball models as a result of manufacturing and supply chain disruptions.
•18.8% decrease in net sales (17.9% decrease on a constant currency basis) of Titleist golf clubs as sales volumes of our new T-Series irons launched in the fourth quarter of 2021 were offset by lower sales volumes of our TSi drivers and TSi fairways launched in the fourth quarter of 2020.

•4.5% decrease in net sales (3.1% decrease on a constant currency basis) of Titleist golf gear primarily driven by lower sales volumes in golf bags due to supply chain constraints.
•17.9% increase in net sales (19.7% increase on a constant currency basis) in FootJoy golf wear primarily driven by sales volume increases in apparel and footwear, partially offset by lower sales volumes in our glove category due to supply chain constraints.
Net income attributable to Acushnet decreased $48.0 million to a net loss of $26.4 million, primarily as a result of a decrease in income from operations due to lower gross profit and higher operating expenses. Gross profit was lower due to increased inbound freight costs, the negative impact of raw material and component shortages on production costs and lower golf club sales. Operating expenses were up across all reportable segments primarily due to higher advertising and promotional and selling expenses.
Adjusted EBITDA was a loss of $5.0 million, down 110.4% year over year. Adjusted EBITDA margin was (1.2)% for the fourth quarter versus 11.4% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.18 per share of common stock. The dividend will be payable on March 25, 2022, to shareholders of record as of March 11, 2022. The number of shares outstanding as of February 25, 2022 was 72,379,964.
During the quarter, the Company repurchased 662,446 shares of common stock on the open market at an average price of $53.36 for an aggregate of $35.4 million. On November 8, 2021, the Company entered into a new agreement with Magnus Holdings Co., Ltd. (“Magnus”), a wholly owned subsidiary of Fila Holdings Corp., to purchase from Magnus an equal amount of its common stock as it purchases on the open market, up to an aggregate of $37.5 million, at the same weighted average per share price. On January 24, 2022, the Company repurchased 699,819 shares of common stock for an aggregate of $37.5 million from Magnus, in completion of the Company's share repurchase obligation.
2022 Outlook
The Company expects full-year consolidated net sales to be approximately $2,175 to $2,225 million and Adjusted EBITDA to be approximately $325 to $345 million. On a constant currency basis, consolidated net sales are expected to be in the range of up 2.7% to up 5.0%. The Company's outlook assumes no significant worsening of the COVID-19 pandemic, additional supply chain disruptions or changes in the impact of foreign currency. The Company plans to share additional details of the 2022 Outlook during its investor conference call.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on March 1, 2022 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2022 outlook, our operations, our financial performance and the impact of the COVID-19 pandemic on our business. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: the duration and impact of the COVID-19 pandemic, which may precipitate or exacerbate one or more of the following risks and uncertainties; a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; changes to the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as federal, state and local policies and executive orders regarding the COVID-19 pandemic; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases, including the COVID-19 pandemic; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; share repurchase program execution and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission ("SEC") on February 25, 2021 as it may be updated by our periodic reports subsequently filed with the SEC, including, when available, the Annual Report on Form 10-K for the year ended December 31, 2021. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share amounts)	2021	2020	2021	2020
Net sales	$420,566	$420,494	$2,147,930	$1,612,169
Cost of goods sold	216,131	200,091	1,029,493	782,333
Gross profit	204,435	220,403	1,118,437	829,836
Operating expenses:
Selling, general and administrative	209,011	173,621	795,422	610,603
Research and development	15,388	13,979	55,335	48,942
Intangible amortization	1,959	5,754	7,868	11,629
Restructuring charges	—	(43)	—	13,207
(Loss) income from operations	(21,923)	27,092	259,812	145,455
Interest expense, net	1,098	3,274	7,709	15,630
Other expense, net	1,110	8,726	4,280	16,776
(Loss) income before income taxes	(24,131)	15,092	247,823	113,049
Income tax expense (benefit)	701	(8,145)	63,583	13,038
Net (loss) income	(24,832)	23,237	184,240	100,011
Less: Net income attributable to noncontrolling interests	(1,602)	(1,637)	(5,367)	(4,005)
Net (loss) income attributable to Acushnet Holdings Corp.	$(26,434)	$21,600	$178,873	$96,006

Net (loss) income per common share attributable to Acushnet Holdings Corp.:
Basic	$(0.36)	$0.29	$2.40	$1.29
Diluted	(0.36)	0.29	2.38	1.28
Weighted average number of common shares:
Basic	74,179,959	74,480,815	74,536,637	74,494,310
Diluted	74,179,959	75,190,850	75,265,074	75,060,610

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share amounts)	2021	2020
Assets
Current assets
Cash, cash equivalents and restricted cash ($15,612 and $6,843 attributable to the FootJoy golf shoe joint venture ("JV"))	$281,677	$151,452
Accounts receivable, net	174,435	201,518
Inventories ($19,385 and $13,830 attributable to the FootJoy JV)	413,314	357,682
Prepaid and other assets	99,750	89,155
Total current assets	969,176	799,807
Property, plant and equipment, net ($10,466 and $10,538 attributable to the FootJoy JV)	231,761	222,811
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	210,431	215,186
Intangible assets, net	465,341	473,533
Deferred income taxes	60,814	80,060
Other assets ($2,166 and $2,239 attributable to the FootJoy JV)	68,313	75,158
Total assets	$2,005,836	$1,866,555
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Short-term debt	$116	$2,810
Current portion of long-term debt	17,500	17,500
Accounts payable ($13,275 and $8,702 attributable to the FootJoy JV)	163,607	112,867
Accrued taxes	57,307	40,952
Accrued compensation and benefits ($1,511 and $1,454 attributable to the FootJoy JV)	113,453	82,290
Accrued expenses and other liabilities ($4,677 and $3,699 attributable to the FootJoy JV)	131,041	101,260
Total current liabilities	483,024	357,679
Long-term debt	297,354	313,619
Deferred income taxes	4,950	3,821
Accrued pension and other postretirement benefits	93,705	121,929
Other noncurrent liabilities ($2,218 and $2,261 attributable to the FootJoy JV)	43,237	52,128
Total liabilities	922,270	849,176

Redeemable noncontrolling interest	3,299	126
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 75,855,036 and 75,666,367 shares issued	76	76
Additional paid-in capital	948,423	925,385
Accumulated other comprehensive loss, net of tax	(99,582)	(96,182)
Retained earnings	324,966	199,776
Treasury stock, at cost; 3,314,562 and 1,671,754 shares (including 537,839 and 299,894 of accrued share repurchase)	(131,039)	(45,106)
Total equity attributable to Acushnet Holdings Corp.	1,042,844	983,949
Noncontrolling interests	37,423	33,304
Total shareholders' equity	1,080,267	1,017,253
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$2,005,836	$1,866,555

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended December 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net income	$184,240	$100,011
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	41,243	45,429
Unrealized foreign exchange gain	(168)	(1,893)
Amortization of debt issuance costs	1,540	1,218
Share-based compensation	27,639	16,016
Loss (gain) on disposals of property, plant and equipment	156	(38)
Deferred income taxes	12,020	(3,984)
Changes in operating assets and liabilities	47,452	107,666
Cash flows provided by operating activities	314,122	264,425
Cash flows from investing activities
Additions to property, plant and equipment	(37,597)	(24,675)
Cash flows used in investing activities	(37,597)	(24,675)
Cash flows from financing activities
Repayments of short-term borrowings, net	(2,704)	(52,057)
Repayments of term loan facility	(17,500)	(17,500)
Purchases of common stock	(65,497)	(6,976)
Debt issuance costs	—	(1,067)
Dividends paid on common stock	(49,167)	(46,065)
Dividends paid to noncontrolling interests	(1,512)	(4,426)
Payment of employee restricted stock tax withholdings	(3,946)	(496)
Cash flows used in financing activities	(140,326)	(128,587)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(5,974)	6,105
Net increase in cash, cash equivalents and restricted cash	130,225	117,268
Cash, cash equivalents and restricted cash, beginning of year	151,452	34,184
Cash, cash equivalents and restricted cash, end of year	$281,677	$151,452

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Full Year Net Sales by Segment

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Titleist golf balls	$667.6	$507.8	$159.8	31.5%	$148.2	29.2%
Titleist golf clubs	551.5	418.4	133.1	31.8%	124.0	29.6%
Titleist golf gear	192.6	149.4	43.2	28.9%	38.6	25.8%
FootJoy golf wear	580.6	415.3	165.3	39.8%	152.0	36.6%
Full Year Net Sales by Region

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
United States	$1,125.0	$839.4	$285.6	34.0%	$285.6	34.0%
EMEA	296.0	219.0	77.0	35.2%	57.1	26.1%
Japan	188.0	151.8	36.2	23.8%	40.2	26.5%
Korea	322.6	246.2	76.4	31.0%	64.6	26.2%
Rest of world	216.3	155.8	60.5	38.8%	45.9	29.5%
Total net sales	$2,147.9	$1,612.2	$535.7	33.2%	$493.4	30.6%
Fourth Quarter Net Sales by Segment

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Titleist golf balls	$124.5	$119.3	$5.2	4.4%	$6.2	5.2%
Titleist golf clubs	107.2	132.0	(24.8)	(18.8)%	(23.6)	(17.9)%
Titleist golf gear	27.9	29.2	(1.3)	(4.5)%	(0.9)	(3.1)%
FootJoy golf wear	118.6	100.6	18.0	17.9%	19.8	19.7%
Fourth Quarter Net Sales by Region

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
United States	$218.4	$211.9	$6.5	3.1%	$6.5	3.1%
EMEA	49.1	44.8	4.3	9.6%	4.4	9.8%
Japan	38.1	49.8	(11.7)	(23.5)%	(8.8)	(17.7)%
Korea	70.8	68.4	2.4	3.5%	5.7	8.3%
Rest of world	44.2	45.6	(1.4)	(3.1)%	(2.1)	(4.6)%
Total net sales	$420.6	$420.5	$0.1	—%	$5.7	1.4%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income (loss) attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense; certain pension settlement costs; certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under

GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net (loss) income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net (loss) income attributable to Acushnet Holdings Corp.	$(26,434)	$21,600	$178,873	$96,006
Interest expense, net	1,098	3,274	7,709	15,630
Income tax expense (benefit)	701	(8,145)	63,583	13,038
Depreciation and amortization (1)	10,427	14,371	41,243	45,429
Share-based compensation	6,817	5,939	27,639	16,016
Restructuring and transformation costs(2)	1,002	1,879	2,429	15,589
Beam indemnification expense(3)	—	10,264	—	9,871
Other extraordinary, unusual or non-recurring items, net(4)(5)	(178)	(2,753)	1,494	17,600
Net income attributable to noncontrolling interests	1,602	1,637	5,367	4,005
Adjusted EBITDA	$(4,965)	$48,066	$328,337	$233,184
Adjusted EBITDA margin	(1.2)%	11.4%	15.3%	14.5%
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(1)    The three months and year ended December 31, 2020 include a goodwill impairment loss of $3.8 million related to KJUS.
(2) Relates to severance and other costs associated with management's program to refine our business model and improve operational efficiencies.
(3)    Includes non-cash indemnification expense related to tax audits for the periods in which we were owned by Beam Suntory, Inc.
(4)    The year ended December 31, 2021 includes pension settlement costs of $2.1 million related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement program as part of management’s approved restructuring program. The three months and year ended December 31, 2021 include other immaterial unusual or non-recurring items, net.
(5) The year ended December 31, 2020 includes salaries and benefits paid for associates who could not work due to government mandated shutdowns, fringe benefits paid for furloughed associates, spoiled raw materials, incremental costs to support remote work and the cost of additional health and safety equipment of $13.5 million. The three months and year ended December 31, 2020 also include pension settlement costs of $2.1 million and $7.2 million, respectively, related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement program as part of management’s approved restructuring program, as well as other immaterial unusual or non-recurring items, net.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2022, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.